Exhibit 99.1

PAETEC Media Contact Chris Muller 585.340.8218 christopher.muller@paetec.com	PAETEC Investor Contact Pete Connoy 585.340.2649 peter.connoy@paetec.com	Cavalier Contact Lou Sommi 267.803.4244 lsommi@cavtel.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. to Acquire Cavalier Telephone

Broad fiber and network infrastructure assets strengthen

PAETEC’s dense Eastern U.S. markets

Dramatically expands PAETEC’s fiber assets for a combined

10,609 metro fiber-route miles and 37,023 total fiber-route miles

Combined 1,178 collocations will reduce costs and enhance

connectivity to enterprise businesses nationwide

FAIRPORT, N.Y. and RICHMOND, Va. - September 13, 2010 – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced that it has signed a definitive merger agreement to acquire Cavalier Telephone Corporation in an all-cash $460 million transaction. Cavalier is a privately held company whose majority owner is M/C Venture Partners, a private equity firm based in Boston. The acquisition will add nearly 17,000 fiber-route miles to PAETEC’s existing service footprint, allowing the company to offer an alternative for last-mile connectivity to customers and reduce overall expenses through improved cost-structures and network grooming. The transaction will further solidify PAETEC as one of the largest competitive local communication service providers in the United States as measured by revenue, adjusted EBITDA* and free cash flow* for the twelve months ended June 30, 2010.

Cavalier’s wholly owned subsidiary, Intellifiber Networks, is one of the largest network providers in the nation with a high capacity fiber network spanning nearly 17,000 route miles and representing over $2 billion of investment. The expansive 12,262 route mile intercity network spans the Midwest and Eastern U.S., as well as 4,689 route miles throughout several existing PAETEC metro areas, allowing for broad connectivity options for customers. Intellifiber offers scalable network solutions for service provider, enterprise, and government customers including private networks, low latency routing, SONET services, wavelengths, Ethernet, and data options.

The combined company would have generated approximately $1.950 billion in revenue and $381 million in adjusted EBITDA for the twelve months ended June 30, 2010 on a pro forma basis, including $30 million in expected run-rate synergies in year two and annually thereafter. After the closing of this transaction, PAETEC expects to have a local presence in 86 of the top 100 Metropolitan Statistical Areas (MSAs) and a presence in 1,178 collocations, or an increase in collocations of 95% as a result of the acquisition.

“This planned acquisition of Cavalier fits our strategic plan to add both fiber assets and regional density to better serve our customers and realize increased network synergies, both in the local loop and long haul,” said Arunas A. Chesonis, chairman and chief executive officer of PAETEC. “Cavalier’s fiber infrastructure, network assets and corporate culture make it a perfect match for PAETEC and dramatically strengthen the company in the Eastern United States.”

“This is a major milestone in the Cavalier story. Our future has never looked brighter,” said Danny Bottoms, president & CEO of Cavalier. “This transaction will soon enable us to take advantage of a combined network and resources that are unmatched in the industry, and build upon a common culture that is singularly focused on the customer.”

*	Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States, or “GAAP.” Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, benefit from income taxes, stock-based compensation, debt extinguishment and related costs, sales and use tax settlement, gain on non-monetary transaction, and other non-operating income. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP.

Transaction Terms and Structure

Under the terms of the merger agreement, which was approved by the boards of directors of both companies, Cavalier will become an indirect wholly-owned subsidiary of PAETEC Holding Corp. Subsequent to the entry of Cavalier and PAETEC into the merger agreement, Cavalier received written consents evidencing the requisite approval and adoption of the merger agreement by Cavalier security holders in accordance with applicable law. Neither the merger agreement nor the merger is subject to the approval of PAETEC’s stockholders.

The transaction is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino AntiTrust Improvements Act of 1976, approvals by the FCC and state public service commissions in the states where the combined company will operate, and other customary closing conditions. The companies expect that the transaction will close within four to six months.

Concurrent with the execution of the merger agreement, PAETEC entered into a financing commitment letter with Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Banc of America Bridge LLC, and Banc of America Securities LLC, pursuant to which these parties committed to provide $420 million in financing for this leverage neutral transaction. PAETEC’s ratio of net-debt to LTM adjusted EBITDA will continue at the relatively constant level of 3.4x. Cavalier’s outstanding net indebtedness of approximately $336 million will be repaid at closing.

“This transaction offers clear shareholder and customer benefits by increasing the scale of our business and creating a significant operating synergy opportunity without materially changing our capital structure,” said Keith Wilson, chief financial officer of PAETEC.

Company Leadership and Headquarters

After the closing, Arunas A. Chesonis will remain Chairman and Chief Executive Officer and Keith Wilson as Chief Financial Officer of the combined company. Current Cavalier President and CEO, Danny Bottoms, plans to join PAETEC’s executive team. PAETEC will continue to be headquartered in Fairport, New York, and will maintain Cavalier’s operations in Richmond, Virginia along with PAETEC’s significant regional centers, including Charlotte, North Carolina and Cedar Rapids, Iowa.

Additional information about the transaction will be contained in PAETEC’s Current Report on Form 8-K to be filed with the SEC.

Advisors

Deutsche Bank Securities Inc. and BofA Merrill Lynch are acting as financial advisors to PAETEC and Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates is acting as M&A counsel to PAETEC and Hogan Lovells US LLP is acting as counsel on PAETEC’s anticipated financing. Evercore Partners is acting as financial advisors and Edwards Angell Palmer & Dodge LLP is acting as legal advisor for Cavalier.

Conference Call

PAETEC will host a conference call with the investment community today at 9:00 a.m. ET. PAETEC Chairman and CEO Arunas A. Chesonis and Chief Financial Officer Keith Wilson will be participating, along with Cavalier Telephone President and CEO Danny Bottoms.

Conference Call details are as follows:

Call Date: Monday, Sept. 13, 2010

Call Time: 9:00 a.m. ET

US/Canada Dial in: 800.510.9691

International: 617.614.3453

Passcode: 54661647

Audio Webcast: http://phx.corporate-ir.net/phoenix.zhtml?c=190031&p=irol-presentations

Replay details are as follows:

Replay Dates: Sept. 13, 2010, 12:00 p.m. ET through Sept 27, 2010

US/Canada Replay Dial in: 888.286.8010

International Replay Dial in: 617.801.6888

Replay Passcode: 22689896

Replay Webcast: http://phx.corporate-ir.net/phoenix.zhtml?c=190031&p=irol-presentations

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available on the Investor Relations portion of www.paetec.com prior to the conference call.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. PAETEC offers a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

About Cavalier

Cavalier, headquartered in Virginia, is a full-service provider of reliable and efficient telecommunications solutions for business, consumer, and government customers. Using its owned and operated fiber optic network, the company serves hundreds of thousands of customers throughout the eastern United States. From landline voice to managed network services, customers depend on Cavalier for a wide range of communications products that drive their businesses and simplify their lives. Cavalier strives to combine technology with customer commitment to deliver the best value available. For more information, please visit http://www.cavtel.com.

About M/C Venture Partners

M/C Venture Partners is a venture capital firm focused exclusively on the communications, media and information technology sectors. The firm has invested over $1.5 billion into nearly 100 companies in those sectors and has a long track record of success. M/C Venture Partners has offices in Boston, San Francisco and London.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These statements include pro forma financial information and related forecasts of merger-related synergies and of the combined company’s total revenue, adjusted EBITDA, and other financial results, and reflect PAETEC’s preliminary estimates based on current information and assumptions. These statements represent PAETEC’s judgment only as of the date of this presentation. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2009 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; interest rate risks and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

(Based on combination of historical results of PAETEC and Cavalier) (1)

(in thousands)

Twelve Months Ended June 30, 2010
Pro Forma:
Total revenue	$1,950,426
Cost of sales (exclusive of operating items shown separately below)	937,021
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	677,063
Sales and use tax settlement	(6,021)
Depreciation and amortization	248,637

Income from operations	93,726
Debt extinguishment and related costs	11,966
Other income, net	(4,366)
Interest expense	122,906

Loss before income taxes	(36,780)
Benefit from income taxes	(3,656)

Net loss	$(33,124)

Adjusted EBITDA (2)	$350,761

Purchases of property and equipment	$157,822

(1)	The pro forma results for the twelve month period ended June 30, 2010, give effect to PAETEC’s proposed acquisition of Cavalier as if it had occurred at the beginning of that period. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the merger had been completed on the date indicated.
(2)	Pro forma adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, benefit from income taxes, stock-based compensation, debt extinguishment and related costs, sales and use tax settlement, gain on non-monetary transaction, and other non-operating income. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net loss and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s annual report on Form 10-K for the year ended December 31, 2009 for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the period indicated, a reconciliation of pro forma adjusted EBITDA to pro forma net loss, as pro forma net loss is calculated in accordance with GAAP:

Twelve Months Ended June 30, 2010
Pro Forma:
Net loss	$(33,124)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	248,637
Interest expense, net of interest income	122,378
Benefit from income taxes	(3,656)

EBITDA	334,235

Stock-based compensation	14,391
Debt extinguishment and related costs	11,966
Sales and use tax settlement	(6,021)
Gain on non-monetary transaction	(18)
Other non-operating income	(3,792)

Adjusted EBITDA	$350,761